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The Hartford Steam Boiler Inspection and Insurance Company
Consolidated Statements of Cash Flows
Unaudited
(In  Millions)
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                                                      Nine Months Ended
                                                        September 30,
                                                      1994        1993
Operating Activities:
Net income (loss)                                  $   38.5    $    (2.9)
Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
   Depreciation and amortization                       15.8         16.2
   Deferred  income taxes                               2.6         (3.9)
   Realized investment gains                           (8.2)       (21.9)
   Change in:
        Insurance premiums receivable                   5.7          7.0
        Engineering services receivable                 6.7         (8.1)
        Prepaid acquisition costs                      (0.6)         0.6
        Reinsurance recoverable                         7.1        (18.2)
        Unearned insurance premiums                    (3.7)        (4.5)
        Claims and adjustment expenses                (27.3)        60.9
        Other                                          (5.5)        33.8
                                                     --------     --------
              Cash provided by operating activities    31.1         59.0
                                                     --------     --------

Investing Activities:
Fixed asset additions                                  (9.8)       (10.2)
Investments:
   Purchase of short-term investments, net            (13.1)        (4.9)
   Purchase of fixed maturities                       (33.1)       (20.9)
   Proceeds from sale of fixed maturities               3.8          4.9
   Redemption of fixed maturities                      12.4         20.5
   Purchase of equity securities                     (119.7)      (402.7)
   Proceeds from sale of equity securities            178.6        390.5
                                                     --------     --------
              Cash provided by (used in)
                   investment activities               19.1        (22.8)
                                                     --------     --------

Financing Activities:
Dividends paid to shareholders                        (32.6)       (33.2)
Decrease in short-term borrowings, net                (11.6)        (3.1)
Repayment of long-term debt                            (0.1)        (0.1)
Repayment of employee stock ownership plan debt        (1.5)        (1.4)
Purchase of treasury stock                             (5.0)        (4.9)
                                                     --------     --------
              Cash used in financing activities       (50.8)       (42.7)
                                                     --------     --------
   Net decrease in cash                                (0.6)        (6.5)

   Cash at beginning of period                          7.3          8.7
                                                     --------     --------
   Cash at end of period                           $    6.7    $     2.2
                                                     ========     ========
Interest paid                                      $    1.2    $     1.3

Federal income tax paid                            $    4.8    $     2.0

See Notes to Consolidated Financial Statements.
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